Exhibit 99

PRESS RELEASE
FOR IMMEDIATE RELEASE:

Annapolis, Maryland

Contact:	Richard J. Morgan
President and Chief Executive Officer
(410) 280-6695

COMMERCEFIRST BANCORP RELEASES 4th QUARTER and 2006 FINANCIAL RESULTS

January 30, 2006

CommerceFirst Bancorp, Inc., (NASDAQ:CMFB), the holding company for CommerceFirst Bank, reported a consolidated net profit of $1.28 million for the year ended December 31, 2006 as compared to a consolidated net profit of $1.03 million for the year ended December 31, 2005. The Company reported a consolidated net profit of $343 thousand for the three-month period ended December 31, 2006 as compared to a consolidated net profit of $296 thousand for the three month period ended December 31, 2005.

	Three Months		Year
	2006	2005	2006	2005

Revenues	$2,567,996	$1,873,439	$8,838,988	$6,263,407
Earnings before income tax	569,425	461,915	2,056,328	1,691,575
Income tax expense (1)	226,925	165,890	773,799	658,155
Net earnings	342,500	296,025	1,282,529	1,033,420
Earnings per basic share	0.19	0.16	0.71	0.63
Earnings per diluted share	0.19	0.16	0.69	0.62

Average basic shares outstanding	1,803,583	1,803,583	1,803,583	1,647,645
Average diluted shares outstanding	1,844,414	1,837,167	1,846,462	1,672,928

(1) Includes federal and state income taxes.

The Company reported total assets of $141.3 million at December 31, 2006, an increase of $28.8 million or 25.6% from the $112.5 million reported at December 31, 2005. Loan volume, net of allowance, increased $19.7 million or 26% since December 31, 2005. Deposit volume increased $24.0 million or 27% since December 31, 2005.

In December 2006, the bank filed for regulatory permission to establish its fifth banking facility, a branch office to be located in a building under construction in Severna Park, Maryland. In January 2007, Federal and State regulatory permission was received. The office is expected to commence operations in the second quarter of 2007.

Forward Looking Statements.     This press release includes forward looking statements within the meaning of Section 21(e) of the Securities Exchange Act of 1934. These statements are based on the Company’s current expectations and estimates as to prospective events and circumstances that may or may not be in the Company’s control and as to which there can be no firm assurances given. These forward looking statements are subject to risks and uncertainties; there can be no assurance that any of these forward looking statements may prove to be correct and actual results may differ materially.

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